As filed with the Securities and Exchange Commission on May 11, 2026
Registration No. 333-260595
Registration No. 333-261421
Registration No. 333-270052
Registration No. 333-277364
Registration No. 333-285055
Registration No. 333-293599

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-260595
FORM S-8 REGISTRATION STATEMENT NO. 333-261421
FORM S-8 REGISTRATION STATEMENT NO. 333-270052
FORM S-8 REGISTRATION STATEMENT NO. 333-277364
FORM S-8 REGISTRATION STATEMENT NO. 333-285055
FORM S-8 REGISTRATION STATEMENT NO. 333-293599

UDEMY, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-1779864
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Harrison Street, 3rd Floor
San Francisco, California 94107
(415) 813-1710
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
2010 Equity Incentive Plan, as amended
(Full Titles of the Plans)

Hugo Sarrazin
President and Chief Executive Officer
Udemy, Inc.
600 Harrison Street, 3rd Floor
San Francisco, California 94107
(415) 813-1710
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Yoichiro Taku Lianna Whittleton Christina Poulsen Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Gregory M. Hart President, Chief Executive Officer and Director Udemy, Inc. 600 Harrison Street, 3rd Floor San Francisco, California 94107 (415) 813-1710

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Udemy, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”):

•
Registration Statement No. 333-260595, filed with the Commission on October 29, 2021, which registered (i) 13,800,000 shares of common stock of the Company, par value $0.00001 per share (the “Company Common Stock”), under the 2021 Equity Incentive Plan, (ii) 2,800,000 shares of Company Common Stock under the 2021 Employee Stock Purchase Plan, and (iii) 20,861,018 shares of Company Common stock under the Amended and Restated 2010 Equity Incentive Plan, as amended.

•	Registration Statement No. 333-261421, filed with the Commission on November 30, 2021, which registered 914,846 shares of Company Common Stock under the 2010 Equity Incentive Plan, as amended.
•
Registration Statement No. 333-270052, filed with the Commission on February 27, 2023, which registered (i) 7,250,689 shares of Company Common Stock under the 2021 Equity Incentive Plan and (ii) 1,450,137 shares of Company Common Stock under the 2021 Employee Stock Purchase Plan.

•
Registration Statement No. 333-277364, filed with the Commission on February 26, 2024, which registered (i) 7,858,318 shares of Company Common Stock under the 2021 Equity Incentive Plan and (ii) 1,571,663 shares of Company Common Stock under the 2021 Employee Stock Purchase Plan.

•
Registration Statement No. 333-285055, filed with the Commission on February 19, 2025, which registered (i) 7,374,214 shares of Company Common Stock under the 2021 Equity Incentive Plan and (ii) 1,474,842 shares of Company Common Stock under the 2021 Employee Stock Purchase Plan.

•
Registration Statement No. 333-293599, filed with the Commission on February 19, 2026, which registered (i) 7,252,532 shares of Company Common Stock under the 2021 Equity Incentive Plan and (ii) 1,450,506 shares of Company Common Stock under the 2021 Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 17, 2025, by and among Coursera, Inc., a Delaware public benefit corporation (“Parent”), Chess Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on May 11, 2026, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After these Post-Effective Amendments become effective, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Franscisco, State of California, on May 11, 2026.

UDEMY, INC.

By:	/s/ Gregory M. Hart
Name:	Gregory M. Hart
Title:	President, Chief Executive Officer and Director

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.